Exhibit 99.1

For Immediate Release

Contact: Grant Williams, Chief Financial Officer

(303) 444-0900 x 2185

gwilliams@noof.com

New Frontier Media Reports Fiscal 2009 First Quarter Results

—  Company Projects Continued Growth for Full Fiscal Year —

BOULDER, COLORADO, August 8, 2008 — New Frontier Media, Inc. (Nasdaq: NOOF), a leading producer and distributor of branded television networks and on-demand programming, today announced results for its fiscal 2009 first quarter ended June 30, 2008.

The Company reported net sales of $13.1 million compared to $12.9 million in the same prior year quarter. The Company noted that the prior year quarter included $0.4 million in net sales from C-Band services that it ceased offering in the third quarter of fiscal year 2008.  Net income for the quarter was $1.2 million, or $0.05 per share, as compared to $1.5 million, or $0.06 per share, in the same prior year quarter. As previously announced and expected, the Company, in this quarter, incurred incremental costs associated with the test of a Direct-to-Consumer IPTV set-top box; these costs totaled $0.5 million. Cash flows from operations grew to $4.5 million as compared to $1.1 million in the prior year quarter.

“We continue to execute on our growth strategies for our core businesses and expect to see both segment and consolidated top-line revenue growth in this fiscal year,” said Michael Weiner, Chief Executive Officer of New Frontier Media.

“New initiatives designed to better manage our working capital are having an impact,” said Mr. Weiner. “During the quarter, we delivered cash flows from operations of $4.5 million, a four fold increase versus the same quarter last year. During fiscal year 2009, we expect cash flows from operations will be significantly greater than that required to fund our growth initiatives as well as our stock repurchase program. We are conducting an extensive analysis on the allocation of the Company’s capital,” continued Mr. Weiner. “We intend to aggressively repurchase shares under our stock repurchase program as and when market conditions permit. Under this program, we repurchased approximately 383,000 shares of our common stock at an average per share purchase price of $3.92 this quarter. The Company has approximately 746,000 shares remaining in its present repurchase program.”

“Simultaneously,” said Mr. Weiner, “we continue to execute on our growth strategies for our core businesses. In the Transactional TV segment, we have entered into contracts with customers in

Germany, France, Canada and Mexico, which we expect to deliver meaningful revenue by the end of this fiscal year. Domestically, we expect to launch cable pay-per-view services in new systems, and to receive additional hours of video-on-demand shelf space as we continue to both gain share and participate in category growth in this marketplace. Finally, our testing of our Direct-to-Consumer IPTV set-top box in the U.K. is continuing on schedule and on budget. Beta test customers are already on—line, and preliminary test marketing communications have begun. We expect results of this test by the end of our fiscal year.”

Financial Highlights

•      Adjusted EBITDA improved to $2.8 million from $1.7 million in the same prior year quarter.

•      Video-on-demand Transactional TV segment revenue increased 15.2% as compared to the same prior year quarter due to strong performance on the largest multiple system operator in the U.S.

•      Pay-per-view Transactional TV segment revenue declined 5.7% as compared to the same prior year quarter due to lower revenue from the second largest direct broadcast satellite provider in the U.S. reflecting increased competition on this platform. Revenue was also impacted by the disaffiliation of a cable system in Seattle. This system discontinued all adult pay-per-view movie services in order to reclaim bandwidth. Management does not believe this disaffiliation is evidence of a trend.

•                  Owned content revenue within the Film Production segment increased to $1.7 million during the current quarter primarily as a result of the delivery of 6 titles from a 13 episode series to a premium cable channel as well as from an increase in video-on-demand revenue.

•                  Cost of sales and operating expenses were slightly higher as compared to the same prior year quarter resulting from incremental costs incurred for the IPTV set-top box test.

•                  Cash flows generated from operating activities were $4.5 million in the current quarter as compared to $1.1 million in the same prior year quarter and were beneficially impacted by a) increased cash collections within the Transactional TV and Film Production segments, b) a decline in fiscal year 2008 employee bonuses paid during the current quarter, and c) a decline in the use of cash for Film Production segment content creation.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined in Item 10 of Regulation S-K, including EBITDA and Adjusted EBITDA on a consolidated basis for the three month periods ended June 30, 2008 and 2007.  The Company believes these measures provide useful information to management and to investors; however, these non-GAAP measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  A reconciliation of EBITDA and Adjusted EBITDA, as compared to the most directly comparable GAAP financial measure, net income, is presented in a reconciliation table that follows our presentation of Consolidated Operating Results below.  EBITDA is calculated as net income plus depreciation, amortization, and income taxes less other income; and Adjusted EBITDA is calculated as EBITDA less cash paid for content.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (800) 366-3908.  To participate in the web cast please log on to www.noof.com and click on “Investor Relations” and then “Webcasts & Events.”  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on August 8, 2008 at (800) 405-2236, access code 11118157#.  The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company’s corporate web site, www.noof.com, under “Investor Relations/News Releases.”

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval (EDGAR) system at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading producer and distributor of branded television networks and on-demand programming. The Company delivers nine full-time transactional adult-themed pay-per-view networks to cable and satellite operators across the United States. These services reach over 175 million network homes. Additionally, the Company is a leading provider of content to video-on-demand platforms on cable and satellite. New Frontier Media is the exclusive distributor of Penthouse branded adult television in the U.S. The Company’s programming originates at New Frontier Media’s state of the art digital broadcast center in Boulder, Colorado. The Company owns thousands of hours of digital content and partners with more than 130 movie studios to bring together a variety of transactional adult entertainment available today.

New Frontier Media’s Film Production segment produces original motion pictures that are distributed in the U.S. on premium movie channels, such as Cinemax® and Showtime®, and internationally on similar services. The Film Production segment also develops and produces exciting original event programming that is widely distributed on satellite and cable pay-per-view. Through the Lightning Entertainment® Group label, this segment also represents the work of a full range of independent U.S. film producers in markets around of the globe.

For more information about New Frontier Media, Inc. contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	(Unaudited) Quarter Ended June 30,
	2008	2007

Net sales	$13,061	$12,940

Cost of sales	3,929	3,797

Gross margin	9,132	9,143

Operating expenses	7,146	7,004

Operating income	1,986	2,139

Other income	22	236

Income before provision for income taxes	2,008	2,375

Provision for income taxes	(829)	(878)

Net income	$1,179	$1,497

Basic income per share	$0.05	$0.06

Diluted income per share	$0.05	$0.06

Dividends declared per common share	$—	$0.13

Average outstanding shares of common stock	23,692	24,315

Common stock and common stock equivalents	23,735	24,594

EBITDA and Adjusted EBITDA
	(Unaudited) Quarter Ended June 30,
	2008	2007

Net Income	$1,179	$1,497

Adjustments:
Other income	(22)	(236)
Provision for income taxes	829	878
Depreciation and amortization	2,179	1,896
EBITDA	4,165	4,035
Cash paid for content(1)	(1,389)	(2,344)
Adjusted EBITDA	$2,776	$1,691

(1)                      Amount includes total cash paid for prepaid distribution rights and capitalized film costs.

Consolidated Balance Sheets

(in thousands)

	June 30, 2008	March 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,395	$18,325
Restricted cash	110	38
Marketable securities	679	930
Accounts receivable, net	11,540	13,873
Deferred tax asset	627	620
Prepaid and other assets	1,512	1,899
Total current assets	30,863	35,685
Equipment and furniture, net	6,007	4,861
Prepaid distribution rights, net	10,538	10,381
Recoupable costs and producer advances	3,039	2,448
Film costs, net	7,350	7,626
Goodwill	18,608	18,608
Other identifiable intangible assets, net	3,057	3,033
Other assets	1,049	1,019
Total assets	$80,511	$83,661

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$2,666	$2,937
Dividend payable	—	2,982
Taxes payable	1,476	760
Producers payable	1,239	1,012
Deferred revenue	1,742	984
Accrued compensation	1,092	1,817
Deferred producer liabilities	2,018	2,862
Accrued liabilities and other	2,509	2,257
Total current liabilities	12,742	15,611
Deferred tax liability	776	795
Taxes payable	216	216
Other long-term liabilities	806	1,002
Total liabilities	14,540	17,624

Commitments and contingencies

Shareholders' equity:
Common stock	2	2
Additional paid-in capital	60,609	61,854
Retained earnings	5,370	4,191
Accumulated other comprehensive loss	(10)	(10)
Total shareholders' equity	65,971	66,037
Total liabilities and shareholders' equity	$80,511	$83,661

Consolidated Statements of Cash Flows

(In thousands)

	(Unaudited) Quarter Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$1,179	$1,497
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,179	1,896
Tax benefit from option/warrant exercises	—	119
Share-based compensation	257	275
Charge for asset disposition and impairment	—	273
Changes in operating assets and liabilities
Accounts receivable	2,333	1,407
Accounts payable	46	(468)
Prepaid distribution rights	(1,018)	(815)
Capitalized film costs	(371)	(1,529)
Deferred revenue	758	90
Producers payable	227	(312)
Taxes receivable and payable, net	716	877
Deferred tax asset and liability, net	(26)	(271)
Accrued compensation	(725)	(2,091)
Other assets and liabilities, net	(1,086)	152

Net cash provided by operating activities	4,469	1,100

Cash flows from investing activities:
Purchase of investments available-for-sale	(586)	(2,681)
Redemption of investments available-for-sale	837	1,724
Purchase of equipment and furniture	(1,662)	(507)
Purchase of intangible assets	(489)	—
Payment of related party note arising from business acquisition	(15)	(528)

Net cash used in investing activities	(1,915)	(1,992)

Cash flows from financing activities:
Proceeds from exercise of stock options/warrants	—	241
Purchase of common stock	(1,502)	—
Payment of dividend	(2,982)	(3,049)
Excess tax benefit from option/warrant exercise	—	1

Net cash used in financing activities	(4,484)	(2,807)

Net decrease in cash and cash equivalents	(1,930)	(3,699)
Cash and cash equivalents, beginning of period	18,325	17,345

Cash and cash equivalents, end of period	$16,395	$13,646

Segment Summary Data (1)

(In millions)

	(Unaudited) Quarter Ended June 30,
	2008	2007	% change

Net sales
Transactional TV	$10.6	$10.4	2%
Film Production	2.0	2.1	-5%
Direct-to-Consumer	0.5	0.5	0%
Total net sales	13.1	12.9	2%

Cost of sales
Transactional TV	2.6	2.8	-7%
Film Production	0.9	0.8	13%
Direct-to-Consumer	0.4	0.2	#
Total cost of sales	3.9	3.8	3%

Operating expenses
Transactional TV	2.4	2.5	-4%
Film Production	1.3	1.5	-13%
Direct-to-Consumer	0.6	0.3	#
Corporate Administration	2.9	2.8	4%
Total operating expenses	7.1	7.0	1%

Operating income (loss)
Transactional TV	5.5	5.1	8%
Film Production	(0.1)	(0.2)	50%
Direct-to-Consumer	(0.5)	—	#
Corporate Administration	(2.9)	(2.8)	-4%
Total operating income	$2.0	$2.1	-5%

(1)                      Amounts in this schedule may not sum due to rounding.

#                             Represents an increase or decrease in excess of 100%.

Supplemental Revenue Data (1)

(In millions)

	(Unaudited) Quarter Ended June 30,
	2008	2007	% change

Transactional TV
VOD	$5.3	$4.6	15%
PPV	5.0	5.3	-6%
C-Band and other	0.2	0.5	-60%
Total	$10.6	$10.4	2%

Film Production
Owned content	$1.7	$1.4	21%
Repped content	0.3	0.5	-40%
Other	0.1	0.2	-50%
Total	$2.0	$2.1	-5%

Direct-to-Consumer
Net membership	$0.4	$0.4	0%
Other	0.1	0.1	0%
Total	$0.5	$0.5	0%

(1)                      Amounts in this schedule may not sum due to rounding.